Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2013 (Except for Note 9.a and Note 13 to which the date is May 21, 2013 and Note 1(b) to which the date is October 15, 2013) with respect to the financial statements of Alcobra Ltd. Included in the Registration Statement on Form F-1 and related Prospectus of Alcobra Ltd., dated October 22, 2013.

/s/ KOST, FORER, GABBAY & KASIERER

Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER

October 22, 2013	A Member of Ernst & Young Global